Exhibit 99

          Anadarko Updates Guidance for Production & Earnings


    HOUSTON--(BUSINESS WIRE)--June 5, 2003--

    --  VOLUME FORECAST LOWERED

    --  EARNINGS GUIDANCE RAISED

    Anadarko Petroleum Corporation (NYSE:APC) today lowered its 2003 targets for crude oil and natural gas sales based on development drilling results and production issues. Anadarko also increased earnings guidance for the second quarter of 2003 and full year due to higher commodity prices, which more than offset the lower volumes.

    Revised Production Guidance

    Oil and gas sales volumes for 2003 are now expected to be 190 million barrels of oil equivalent (BOE), including 46 million BOE for the second quarter, down from the previous forecast of 200 million BOE and 48 million BOE, respectively.
    "Production problems in three areas -- the Gulf of Mexico, Algeria and Qatar -- require that we revise our production volume expectations at this point," said Robert J. Allison, Jr., chairman, president and CEO of Anadarko.
    "Because Anadarko has a broad portfolio of producing fields and development projects, we are usually able to offset downside performance with upside production from other fields. Production in other areas is on target or ahead of forecast this year, but unfortunately the magnitude of the shortfalls, particularly in the Gulf of Mexico, is too large to offset," Allison said.
    "While we believe the shortfalls in Algeria and Qatar are temporary, the production issues in the Gulf of Mexico will affect us next year as well. We are still targeting strong production growth in 2004, but we recognize that earnings and returns matter as much as volume targets. Lately, we've seen some property acquisitions that offer better returns for our shareholders, so we may choose to add projects to our portfolio that would let us achieve our target."
    The following table provides the geographic breakout of this revised volume forecast:



                                Previous 2003     Revised 2003
(million BOE)                     Forecast          Forecast

U.S. Onshore                        112               112

U.S. Offshore                        22                17

Canada                               33                33

Algeria                              23                20

Other International                  10                 8

  Total                             200               190



    Gulf of Mexico

    The company is experiencing lower-than-expected production, primarily due to performance from three fields in the Gulf of Mexico -- Hickory, Tanzanite and Pardner.
    In the Hickory and Tanzanite fields, natural gas production dropped unexpectedly from two high-volume wells due to downhole mechanical failures. Following recompletion of the Hickory well to a higher zone, production was restored at lower rates. Meanwhile, the company opted to produce two new wells in these fields from zones that are deeper than the initial targets in order to maximize recoveries. This has delayed production from the original target zones. These zones are expected to produce at higher rates. The company expects that reserve estimates for these fields will not be significantly affected by these issues.
    Also, the company's Pardner field recently came on production at rates much lower than anticipated. Technical studies are under way to understand why the well is not producing as expected and to determine if a repair can be made to increase the volumes.

    Algeria

    Despite early production from the Ourhoud field, Anadarko's net oil sales volumes for the year are expected to be below the company's previous forecast as a result of delays in several pipeline projects that are currently under construction. Daily production close to target levels has been achieved for short periods this year, indicating some progress has been made with these projects. These pipeline projects are expected to be completed later this year.

    Qatar

    Start-up delays mainly due to weather will reduce expected volumes for the second quarter of 2003 and the full year. Following the installation of a new production facility, the Al Rayyan field was restarted in May and is currently producing more than 20,000 barrels of oil a day (gross). Production is expected to end the year at 25,000 barrels a day, rather than 35,000 barrels a day previously forecast, as a result of delayed drilling of additional development wells and production limitations.

    Revised Earnings Guidance

    Anadarko expects current commodity prices for oil and gas to more than offset the effect of the reduced sales volumes. As a result, 2003 earnings and cash flow are now expected to be higher than the company's previous guidance.
    Anadarko expects to earn $311 million, or $1.24 per share (diluted) for the second quarter of 2003, with expected cash flow from operating activities of $740 million. That compares with the previous estimates of $1.15 per share (diluted) of earnings and cash flow from operating activities of $710 million. The expected average number of diluted shares outstanding is 252 million.
    For the full year, the company expects earnings of about $1.46 billion, or $5.77 per share (diluted), and cash flow from operating activities of about $3.24 billion. That compares with the previous estimates of $1.39 billion, or $5.51 per share (diluted) of earnings and cash flow from operating activities of $3.16 billion. The expected average number of diluted shares outstanding is 253 million.
    Anadarko's revised 2003 estimates assume average NYMEX oil prices of $28.75 per barrel for the second quarter, with a full-year average price of $29.25 per barrel. The company's NYMEX natural gas price estimate is $5.40 per thousand cubic feet (Mcf) for the second quarter, with a full-year average price of $6 per Mcf. These prices are somewhat lower than recent published prices. See the attached financial tables for price and volume assumptions.

    Capital Program

    "Based on these prices and our current $2.5 billion capital budget, we expect to have about $600 million of free cash flow, after dividends," Allison said. "We plan to spend just over $200 million on a property acquisition that will be announced shortly, which will add production and cash flow this year and has excellent payout and margins. These volumes are not included in the new guidance.
    "We also plan to reduce debt by at least $300 million this year, and we will consider additional debt retirement and share repurchases with the remaining cash flow.
    "Increased drilling activity and additional property acquisitions also remain options," he noted, "but we are not quite ready to commit additional capital this year. We are going to remain disciplined on both sides of the ball, investing wisely while managing costs prudently."
    Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Houston-based Anadarko is active in the U.S., Canada, Algeria, Qatar and Venezuela and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the Securities and Exchange Commission's
(SEC) definitions. Additionally, Anadarko may disclose estimated reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2002 Annual Report on Form 10-K.



                    Anadarko Petroleum Corporation
                          Second Quarter 2003
                      Financial Model - Guidance

                    1st  Quarter      2nd Quarter        Total Year
                      Actuals           Forecast          Forecast
                ------------------  ---------------  -----------------
                  $MM     $/Share     $MM   $/Share    $MM    $/Share
                -------- ---------  ------- -------  -------- --------
Net Income         $418     $1.63    $311     $1.24  $1,460     $5.77
Cash Flow from
 Operating
 Activities        $705              $740            $3,243
----------------------------------------------------------------------
Price Deck (NYMEX)        ($/Unit)          ($/Unit)          ($/Unit)
 Crude Oil ($/Bbl)         $33.87            $28.75            $29.25
 Natural Gas ($/Mcf)        $6.59             $5.40             $6.00
 Natural Gas Liquids
 (% of NYMEX Oil)              68%               72%               75%

----------------------------------------------------------------------
                          Price             Price              Price
                         Differ-           Differ-            Differ-
                          ential            ential             ential
                Volumes ($/Unit)  Volumes  ($/Unit)  Volumes  ($/Unit)
                ------- --------- -------- -------- --------- --------
Total Sales
 (MMBoe)             45                46               190

Crude Oil
 (MBbl/d):          173    $(5.28)    176    $(3.36)    187    $(4.00)
  United States      92    $(6.03)     94    $(3.28)     92    $(4.10)
  Canada             17    $(6.46)     16    $(1.58)     16    $(3.17)
  Algeria            48    $(2.05)     53    $(2.73)     56    $(2.46)
  Other
   International     16    $(9.36)     13    $(8.43)     23    $(7.93)

Natural Gas
 (MMcf/d):        1,705    $(1.98)  1,757    $(0.87)  1,774    $(1.26)
  United States   1,316    $(2.09)  1,356    $(0.92)  1,350    $(1.32)
  Canada            389    $(1.60)    401    $(0.71)    424    $(1.10)

Natural Gas Liquids
 (MBbl/d):           41                38                38
  United States      39                36                36
  Canada              2                 2                 2
----------------------------------------------------------------------
                    $MM               $MM               $MM
                 --------          --------          --------
Other Revenues:
  Marketing Margin
  (Sales - Costs)    $3               $14               $46
  Minerals and
   Other            $16               $19               $65

                    $MM    $/Boe     $MM      $/Boe    $MM      $/Boe
                 -------- -------- -------  -------- -------  --------
Costs and
 Expenses:
  Operating Costs  $176     $3.94    $198     $4.30    $792     $4.17
  Administrative
   and General      $88               $88              $341
  Depreciation,
   Depletion and
   Amortization    $290     $6.49    $308     $6.67  $1,264     $6.65
  Impairments of
   Oil and Gas
   Properties        $5                $-               $50
  Production and
   Other Taxes (%
   of Rev)          $75       5.9%    $73       6.1%   $286       5.6%
----------------------------------------------------------------------
                    $MM               $MM               $MM
                  --------          --------          --------
Other Items:
 Interest
  Expense (a)       $60               $63              $235
 Other (Income)
  Expense          $(37)              $10              $(12)
----------------------------------------------------------------------
Federal Tax Rate               38%               37%               37%
 Deferred Taxes
 (% of Total
  Taxes)                       66%               64%               63%
----------------------------------------------------------------------
Average Shares Outstanding
 (MM)
  Basic                       249               249               249
  Diluted                     258               252               253
----------------------------------------------------------------------
Capital Investment
 Program           $623              $716            $2,500
  Capital Budget
   (Estimated)     $537              $636            $2,169
  Capitalized
   Direct Expenses  $52               $47              $199
  Capitalized
   Interest         $34               $33              $132


(a) Interest expense for the second quarter and full year includes $8 million of accelerated debt issuance cost amortization associated with the redemption of the convertible debentures in April.



    CONTACT: Anadarko Petroleum Corporation
             Media Contacts:
             Anne Vincent, 832/636-8368
             anne_vincent@anadarko.com
             or
             Lee Warren, 832/636-3221
             lee_warren@anadarko.com
             or
             Investor Contacts:
             Paul Taylor, 832/636-3471
             paul_taylor@anadarko.com
             or
             David Larson, 832/636-3265
             david_larson@anadarko.com
             or
             Stewart Lawrence, 832/636-3326
             stewart_lawrence@anadarko.com